 EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Issuer Direct Corporation and subsidiaries (the “Company”) of our report dated March 14, 2017 relating to the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016 of the Company, which appears in the Company’s annual report on Form 10-K and incorporated by reference herein.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina May 10, 2017